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Exhibit 5.1

Vinson & Elkins ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

December 10, 2004

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the "Partnership"), PAA Finance Corp. ("PAA Finance" and collectively with the Partnership, the "Issuers") and certain of its subsidiaries with respect to with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Issuers under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offers and exchanges by the Issuers (the "Exchange Offers") of up to $175,000,000 aggregate principal amount of their 4.750% Senior Notes due 2009 ("2009 Notes") and of up to $175,000,000 aggregate principal amount of their 5.875% Senior Notes due 2016 ("2016 Notes," and together with the 2009 Notes, the "Outstanding Notes"), for new series of notes bearing substantially identical terms and in like principal amount (the "Exchange Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Issuers listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the Outstanding Notes and the Exchange Notes. The Outstanding Notes and the Exchange Notes are collectively referred to herein as the "Notes." The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of September 25, 2002, supplemented by the Third Supplemental Indenture dated August 12, 2004 and the Fourth Supplemental Indenture dated August 12, 2004 among the Issuers, the Subsidiary Guarantors and Wachovia Bank, National Association, as Trustee (collectively, the "Indenture"). The Exchange Offers will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Plains All American Pipeline, L.P.
December 10, 2004

        Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, and (ii) the Guarantees of the Subsidiary Guarantors remain valid and binding obligations of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

        We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

        The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the captions "Validity of the New Notes." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

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  Exhibit 5.1